                       SECURITIES AND EXCHANGE COMMISSION,
                             WASHINGTON, D.C. 20549
                                  -------------

                                   SCHEDULE TO
                                 (RULE 14d-100)
          TENDER OFFER STATEMENT UNDER SECTION 14 (d) (1) OR 13 (e) (1)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                                (Amendment No. )

                                  CompUSA INC.

                       (Name of Subject Company (Issuer))

                              TPC ACQUISITION CORP.
                                       and
                          GRUPO SANBORNS, S.A. DE C.V.

                      (Names of Filing Persons (Offerors))

                     Common Stock, $.01 Per Share Par Value
           (Including the Associated Rights to Purchase Common Stock)

                         (Title of Class of Securities)

                                    209432107

                      (CUSIP Number of Class of Securities)

                               Rafael Robles Miaja
                     Frank, Galicia, Duclaud y Robles, S.C.
                                  Torre Optima
                                   Tercer Piso
                         Avenida Paseo de las Palmas 405
                          Colonia: Lomas de Chapultepec
                                   D.F. 11000
                                     Mexico
                                011-525-540-9225

                                   Copies to:

                            Daniel S. Sternberg, Esq.
                             Jorge Juantorena, Esq.
                       Cleary, Gottlieb, Steen & Hamilton
                                One Liberty Plaza
                               New York, NY 10006
                                 (212) 225-2000


                 (Name, Address and Telephone Numbers of Person
  Authorized to Receive Notices and Communications on Behalf of Filing Persons)

                            CALCULATION OF FILING FEE

-----------------------------------------------------------  ---------------------------------------------------------
         Transaction Valuation* $829,478,607.90                         Amount of Filing Fee**165,895.72
-----------------------------------------------------------  ---------------------------------------------------------

* For purposes of calculating the filing fee pursuant to Rule 0-11(d), the Transaction Valuation was calculated on the basis of (i) 92,693,889 shares of common stock, par value $.01 per share of CompUSA Inc. (the "Common Stock"), including the associated Common Stock purchase rights (the "Rights" and together with the Common Stock, the "Shares") (13,750,000 of which are beneficially owned by the Filing Persons), (ii) the tender offer price of $10.10 per Share, and (iii) 13,820,871 options or rights to acquire Shares with an aggregate value of $32,145,329.00.

** The filing fee, calculated in accordance with Rule 0-11 of the Securities Exchange Act of 1934, is 1/50th of one percent of the aggregate Transaction Valuation.

[ ]  Check the box if any part of the fee is offset as provided by Rule 0-11 (a)
     (2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        Amount Previously Paid:                   Filing Party:
        Form or Registration No.:                 Date Filed:

[ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

     Check the appropriate boxes below to designate any transactions to which the statement relates:

    [X]  third-party tender offer subject to Rule 14d-1.
    [ ]  issuer tender offer subject to Rule 13e-4.
    [ ]  going-private transaction subject to Rule 13e-3.
    [X]  amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: [ ]

-------------------------------                                                   -------------------------------------
CUSIP No. 209432107                                                               Page 2 of 15 Pages
-------------------------------                                                   -------------------------------------


------------- -----------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              Carlos Slim Helu
------------- -----------------------------------------------------------------------------------------------------------

     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                 (a)[_]
                                                                                                               (b)[_]
------------- -----------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY

------------- -----------------------------------------------------------------------------------------------------------
     4        SOURCE OF FUNDS*
              WC (See Item 3)
------------- -----------------------------------------------------------------------------------------------------------

     5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)          [_]

------------- -----------------------------------------------------------------------------------------------------------
     6        CITIZENSHIP OR PLACE OF ORGANIZATION

              Mexico

-------------------------- ----------- ----------------------------------------------------------------------------------
    NUMBER OF SHARES           7       SOLE VOTING POWER

-------------------------- ----------- ----------------------------------------------------------------------------------
  BENEFICIALLY OWNED BY        8       SHARED VOTING POWER
                                       13,750,000 (See Items 5(b) and (d))
-------------------------- ----------- ----------------------------------------------------------------------------------
  EACH REPORTING PERSON        9       SOLE DISPOSITIVE POWER

-------------------------- ----------- ----------------------------------------------------------------------------------
          WITH                 10      SHARED DISPOSITIVE POWER
                                       13,750,000 (See Items 5(b) and (d))
-------------------------- ----------- ----------------------------------------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


              13,750,000 (See Item 5(a))
------------- -----------------------------------------------------------------------------------------------------------
     12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

------------- -----------------------------------------------------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                                               [X]

              14.8%
------------- -----------------------------------------------------------------------------------------------------------
     14       TYPE OF REPORTING PERSON*

              IN
------------- -----------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------                                                   -------------------------------------
CUSIP No. 209432107                                                               Page 3 of 15 Pages
-------------------------------                                                   -------------------------------------


------------- -----------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              Carlos Slim Domit
------------- -----------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                 (a)[_]
                                                                                                               (b)[_]
------------- -----------------------------------------------------------------------------------------------------------
     3
              SEC USE ONLY


------------- -----------------------------------------------------------------------------------------------------------
     4        SOURCE OF FUNDS*
              WC (See Item 3)

------------- -----------------------------------------------------------------------------------------------------------
     5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)             [_]

------------- -----------------------------------------------------------------------------------------------------------
     6        CITIZENSHIP OR PLACE OF ORGANIZATION

              Mexico

-------------------------- ----------- ----------------------------------------------------------------------------------
    NUMBER OF SHARES           7       SOLE VOTING POWER

-------------------------- ----------- ----------------------------------------------------------------------------------
  BENEFICIALLY OWNED BY        8       SHARED VOTING POWER
                                       13,750,000 (See Items 5(b) and (d))
-------------------------- ----------- ----------------------------------------------------------------------------------
  EACH REPORTING PERSON        9       SOLE DISPOSITIVE POWER

-------------------------- ----------- ----------------------------------------------------------------------------------
          WITH                 10      SHARED DISPOSITIVE POWER
                                       13,750,000      (See Items 5(b) and (d))
------------- -----------------------------------------------------------------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              13,750,000 (See Item 5(a))
------------- -----------------------------------------------------------------------------------------------------------
     12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

------------- -----------------------------------------------------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                                               [X]

              14.8%
------------- -----------------------------------------------------------------------------------------------------------
     14       TYPE OF REPORTING PERSON*

              IN
------------- -----------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------                                                   -------------------------------------
CUSIP No. 209432107                                                               Page 4 of 15 Pages
-------------------------------                                                   -------------------------------------


------------- -------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


              Marco Antonio Slim Domit
------------- -------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                 (a)[_]
                                                                                                               (b)[_]
------------- -------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY

------------- -------------------------------------------------------------------------------------------------------------
     4        SOURCE OF FUNDS*
              WC (See Item 3)
------------- -------------------------------------------------------------------------------------------------------------
     5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)             [_]

------------- -------------------------------------------------------------------------------------------------------------
     6        CITIZENSHIP OR PLACE OF ORGANIZATION

              Mexico

-------------------------- ----------- ------------------------------------------------------------------------------------
    NUMBER OF SHARES           7       SOLE VOTING POWER

-------------------------- ----------- ------------------------------------------------------------------------------------
  BENEFICIALLY OWNED BY        8       SHARED VOTING POWER
                                       13,750,000 (See Items 5(b) and (d))
-------------------------- ----------- ------------------------------------------------------------------------------------
  EACH REPORTING PERSON        9       SOLE DISPOSITIVE POWER

-------------------------- ----------- ------------------------------------------------------------------------------------
          WITH                 10      SHARED DISPOSITIVE POWER
                                       13,750,000 (See Items 5(b) and (d))
------------- -------------------------------------------------------------------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


              13,750,000 (See Item 5(a))
------------- -------------------------------------------------------------------------------------------------------------
     12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                           [X]


------------- -------------------------------------------------------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              14.8%
------------- -------------------------------------------------------------------------------------------------------------
     14       TYPE OF REPORTING PERSON*

              IN
------------- -------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------                                                   -------------------------------------
CUSIP No. 209432107                                                               Page 5 of 15 Pages
-------------------------------                                                   -------------------------------------


------------- -----------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              Patrick Slim Domit
------------- -----------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                 (a)[_]
                                                                                                               (b)[_]
------------- -----------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY

------------ -----------------------------------------------------------------------------------------------------------
     4       SOURCE OF FUNDS*
             WC (See Item 3)

------------- -----------------------------------------------------------------------------------------------------------
     5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)             [_]

------------- -----------------------------------------------------------------------------------------------------------
     6        CITIZENSHIP OR PLACE OF ORGANIZATION

              Mexico

-------------------------- ----------- ----------------------------------------------------------------------------------
    NUMBER OF SHARES           7       SOLE VOTING POWER

-------------------------- ----------- ----------------------------------------------------------------------------------
  BENEFICIALLY OWNED BY        8       SHARED VOTING POWER
                                       13,750,000 (See Items 5(b) and (d))
-------------------------- ----------- ----------------------------------------------------------------------------------
  EACH REPORTING PERSON        9       SOLE DISPOSITIVE POWER

-------------------------- ----------- ----------------------------------------------------------------------------------
          WITH                 10      SHARED DISPOSITIVE POWER
                                       13,750,000 (See Items 5(b) and (d))
------------- -----------------------------------------------------------------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


              13,750,000 (See Item 5(a))
------------- -----------------------------------------------------------------------------------------------------------
     12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                           [X]

------------- -----------------------------------------------------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              14.8%
------------- -----------------------------------------------------------------------------------------------------------
     14       TYPE OF REPORTING PERSON*

              IN
------------- -----------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------                                                   -------------------------------------
CUSIP No. 209432107                                                               Page 6 of 15 Pages
-------------------------------                                                   -------------------------------------



------------- ----------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              Maria Soumaya Slim Domit
------------- ----------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                 (a)[_]
                                                                                                               (b)[_]
------------- ----------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY

------------- ----------------------------------------------------------------------------------------------------------
     4        SOURCE OF FUNDS*
              WC (See Item 3)

------------- ----------------------------------------------------------------------------------------------------------
     5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)             [_]

------------- ----------------------------------------------------------------------------------------------------------
     6        CITIZENSHIP OR PLACE OF ORGANIZATION

              Mexico

-------------------------- ----------- ---------------------------------------------------------------------------------
    NUMBER OF SHARES           7       SOLE VOTING POWER

-------------------------- ----------- ---------------------------------------------------------------------------------
  BENEFICIALLY OWNED BY        8       SHARED VOTING POWER
                                       13,750,000 (See Items 5(b) and (d))
-------------------------- ----------- ---------------------------------------------------------------------------------
  EACH REPORTING PERSON        9       SOLE DISPOSITIVE POWER

-------------------------- ----------- ---------------------------------------------------------------------------------
          WITH                 10      SHARED DISPOSITIVE POWER
                                       13,750,000 (See Items 5(b) and (d))
------------- ----------------------------------------------------------------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


              13,750,000 (See Item 5(a))
------------- ----------------------------------------------------------------------------------------------------------
     12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                           [X]

------------- ----------------------------------------------------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              14.8%
------------- ----------------------------------------------------------------------------------------------------------
     14       TYPE OF REPORTING PERSON*

              IN
------------- ----------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------                                                   -------------------------------------
CUSIP No. 209432107                                                               Page 7 of 15 Pages
-------------------------------                                                   -------------------------------------


------------- ---------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              Vanessa Paola Slim Domit
------------- ---------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                 (a)[_]
                                                                                                               (b)[_]
------------- ---------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY

------------- ---------------------------------------------------------------------------------------------------------
     4        SOURCE OF FUNDS*
              WC (See Item 3)

------------- ---------------------------------------------------------------------------------------------------------
     5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)             [_]

------------- ---------------------------------------------------------------------------------------------------------
     6        CITIZENSHIP OR PLACE OF ORGANIZATION

              Mexico

-------------------------- ----------- --------------------------------------------------------------------------------
    NUMBER OF SHARES           7       SOLE VOTING POWER

-------------------------- ----------- --------------------------------------------------------------------------------
  BENEFICIALLY OWNED BY        8       SHARED VOTING POWER
                                       13,750,000 (See Items 5(b) and (d))
-------------------------- ----------- --------------------------------------------------------------------------------
  EACH REPORTING PERSON        9       SOLE DISPOSITIVE POWER

-------------------------- ----------- --------------------------------------------------------------------------------
          WITH                 10      SHARED DISPOSITIVE POWER
                                       13,750,000 (See Items 5(b) and (d))
------------- ---------------------------------------------------------------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


              13,750,000 (See Item 5(a))
------------- ---------------------------------------------------------------------------------------------------------
     12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                              [X]

------------- ---------------------------------------------------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              14.8%
------------- ---------------------------------------------------------------------------------------------------------
     14       TYPE OF REPORTING PERSON*

              IN
------------- ---------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                           ------------------
CUSIP No. 209432107                                           Page 8 of 15 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
     1         NAME OF REPORTING PERSON
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Johanna Monique Slim Domit
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [_]
                                                                         (b) [_]
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

               WC (See Item 3)
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
               TO ITEMS 2(d) or 2(e)                                         [_]

--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

               Mexico

--------------------------------------------------------------------------------
     NUMBER OF      7       SOLE VOTING POWER

      SHARES
--------------------------------------------------------------------------------
   BENEFICIALLY     8       SHARED VOTING POWER

     OWNED BY               13,750,000 (See Items 5(b) and (d))
--------------------------------------------------------------------------------
  EACH REPORTING    9       SOLE DISPOSITIVE POWER

      PERSON
--------------------------------------------------------------------------------
       WITH        10       SHARED DISPOSITIVE POWER

                            13,750,000 (See Items 5(b) and (d))
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               13,750,000 (See Item 5(a))
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*                                                       [X]

--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               14.8%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

               IN
--------------------------------------------------------------------------------




                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                           ------------------
CUSIP No. 209432107                                           Page 9 of 15 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
     1         NAME OF REPORTING PERSON
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Grupo Carso, S.A. de C.V.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [_]
                                                                         (b) [_]
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

               WC (See Item 3)
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
               TO ITEMS 2(d) or 2(e)                                         [_]

--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

               Mexico

--------------------------------------------------------------------------------
     NUMBER OF      7       SOLE VOTING POWER

      SHARES
--------------------------------------------------------------------------------
   BENEFICIALLY     8       SHARED VOTING POWER

     OWNED BY               13,750,000 (See Items 5(b) and (d))
--------------------------------------------------------------------------------
  EACH REPORTING    9       SOLE DISPOSITIVE POWER

      PERSON
--------------------------------------------------------------------------------
       WITH        10       SHARED DISPOSITIVE POWER

                            13,750,000 (See Items 5(b) and (d))
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               13,750,000 (See Item 5(a))
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*                                                       [X]

--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               14.8%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

               CO, HC
--------------------------------------------------------------------------------




                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                          -------------------
CUSIP No. 209432107                                          Page 10 of 15 Pages
-------------------                                          -------------------

--------------------------------------------------------------------------------
     1         NAME OF REPORTING PERSON
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Grupo Sanborns, S.A. de C.V.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [_]
                                                                         (b) [_]
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
               WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
               TO ITEMS 2(d) or 2(e)                                         [_]

--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

               Mexico
--------------------------------------------------------------------------------
     NUMBER OF      7       SOLE VOTING POWER

      SHARES
--------------------------------------------------------------------------------
   BENEFICIALLY     8       SHARED VOTING POWER

     OWNED BY               13,750,000 (See Items 5(b) and (d))
--------------------------------------------------------------------------------
  EACH REPORTING    9       SOLE DISPOSITIVE POWER

      PERSON
--------------------------------------------------------------------------------
       WITH        10       SHARED DISPOSITIVE POWER

                            13,750,000 (See Items 5(b) and (d))
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               13,750,000 (See Item 5(a))
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*                                                       [X]
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               14.8%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

               CO,HC
--------------------------------------------------------------------------------




                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                          -------------------
CUSIP No. 209432107                                          Page 11 of 15 Pages
-------------------                                          -------------------

                  This Tender Offer Statement on Schedule TO (this "Schedule TO") relates to the offer by TPC Acquisition Corp. ("Purchaser"), a Delaware corporation and a wholly-owned subsidiary of Grupo Sanborns, S.A. de C.V., a corporation organized under the laws of the United Mexican States ("Parent"), to purchase all the outstanding shares of common stock, par value $.01 per share (the "Common Stock"), of CompUSA Inc,. a Delaware corporation (the "Company") including the associated Common Stock purchase rights (the "Rights" and, together with the Common Stock, the "Shares"), which are not owned by Parent or its affiliates, at a purchase price of $10.10 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated February 1, 2000 (the "Offer to Purchase") and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") which are annexed to and filed with this Schedule TO as Exhibits (a)(1)(A) and (a)(1)(B), respectively. This Schedule TO is being filed on behalf of Purchaser and Parent.

                  Although not a Filing Person, information regarding Telefonos de Mexico, S.A. de C.V. ("Telmex") has been included in this Schedule TO that would be required to be included if Telmex were a "bidder" in connection with the Offer for purposes of applicable rules under the Securities Exchange Act of 1934. However, Parent, Purchaser and Telmex disclaim that Telmex is a "bidder" and the inclusion of such information should not be taken as an admission to that effect.

                  All information set forth in the Offer to Purchase filed as Exhibit (a)(1)(A) to this Schedule TO is incorporated by reference in answer to items 1 through 11 in this Schedule TO, except those items as to which information is specifically provided herein.

                  This Tender Offer Statement also amends the Schedule 13D, as previously amended, of the Slim family (as defined therein); Grupo Carso, S.A. de C.V. and Parent filed with the Securities and Exchange Commission on November 22, 1999 (the "Schedule 13D"), which is incorporated herein by reference.

ITEM 3.  IDENTITY AND BACKGROUND OF FILING PERSON.

                  Reference is hereby made to the information insert regarding the directors and executive officers of Telmex set forth in Exhibit (j) hereto, which is incorporated herein by reference.

ITEM 5.  PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS.

                  (a) - (b) & (e) With respect to Telmex, none.



ITEM 8.  INTEREST IN SECURITIES OF THE SUBJECT COMPANY.

                  With respect to Telmex, none.

-------------------                                          -------------------
CUSIP No. 209432107                                          Page 12 of 15 Pages
-------------------                                          -------------------

ITEM 10. FINANCIAL STATEMENTS.

                  Not applicable.

ITEM 11. ADDITIONAL INFORMATION.

                  (b) Reference is hereby made to the Form of Letter of Transmittal, the Form of Notice of Guaranteed Delivery, the Amendments to Employment Agreements, each dated as of January 23, 2000, between the Company and certain of its executive officers and the letter dated January 23, 2000 from Telmex to Parent, copies of which are attached hereto as exhibits (a)(1)(B),
(a)(1)(C), (d)(1) and (i), respectively; to the Merger Agreement, dated as of January 23, 2000, among Parent, Purchaser and the Company which has previously been filed as an exhibit to the Schedule 13D; and to the Schedule 13D, all of which are incorporated herein by reference.

ITEM 12. EXHIBITS.

                  (a)(1)(A)     Offer to Purchase, dated as of February 1, 2000

                  (a)(1)(B)     Form of Letter of Transmittal

                  (a)(1)(C)     Form of Notice of Guaranteed Delivery

                  (a)(1)(D) Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees

                  (a)(1)(E) Form of Letter to Clients for Use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees

                  (a)(1)(F) Guidelines for Certification of taxpayer Identification Number on Substitute Form W-9

                  (a)(1)(G) Text of press release issued by Parent and the Company on February 1, 2000

                  (a)(1)(H)     Summary Advertisement, published February 1,
                                2000

                  (b)           Not applicable.

                  (d)(1) Amendments to Employment Agreements, each dated as of January 23, 2000, between the Company and certain of its executive officers

                  (g)           Not applicable.

                  (h)           Not applicable.

-------------------                                          -------------------
CUSIP No. 209432107                                          Page 13 of 15 Pages
-------------------                                          -------------------

                  (i) Letter from Telefonos de Mexico, S.A. de C.V. to Grupo Sanborns, S.A. de C.V., dated as of January 23, 2000

                  (j) Information Concerning the Members of the Board of Directors and the Executive Officers of Telefonos de Mexico, S.A. de C.V.

                  (k)           Power of Attorney

-------------------                                          -------------------
CUSIP No. 209432107                                          Page 14 of 15 Pages
-------------------                                          -------------------


                                    SIGNATURE

                  After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 1, 2000


                                             GRUPO SANBORNS, S.A. DE C.V.


                                             By:  /s/ Eduardo Valdes
                                                 -------------------------------

                                               Name:  Eduardo Valdes

                                               Title: Attorney-in-Fact


                                             TPC ACQUISITION CORP.


                                             By:     Javier Cervantes
                                                 -------------------------------

                                               Name: Javier Cervantes

                                               Title: Director and Secretary

-------------------                                          -------------------
CUSIP No. 209432107                                          Page 15 of 15 Pages
-------------------                                          -------------------


                                INDEX TO EXHIBITS


Exhibit Number         Description


(a)(1)(A)              Offer to Purchase, dated as of February 1, 2000

(a)(1)(B)              Form of Letter of Transmittal

(a)(1)(C)              Form of Notice of Guaranteed Delivery

(a)(1)(D) Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees

(a)(1)(E) Form of Letter to Clients for Use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees

(a)(1)(F) Guidelines for Certification of taxpayer Identification Number on Substitute Form W-9

(a)(1)(G) Text of press release issued by Parent and the Company on February 1, 2000

(a)(1)(H)              Summary Advertisement, published February 1, 2000

(d)(1) Amendments to Employment Agreements, each dated as of January 23, 2000, between the Company and certain of its executive officers

(i) Letter from Telefonos de Mexico, S.A. de C.V. to Grupo Sanborns, S.A. de C.V., dated as of January 23, 2000

(j) Information Concerning the Members of the Board of Directors and the Executive Officers of Telefonos de Mexico, S.A. de C.V.

(k)                    Power of Attorney